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                             AGREEMENT AND PLAN OF MERGER



                                        among


                     INTERNATIONAL BUSINESS MACHINES CORPORATION,



                              HOOSIER ACQUISITION CORP.



                                         and



                               SOFTWARE ARTISTRY, INC.



                            Dated as of December 18, 1997







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                                  TABLE OF CONTENTS


                                                                           Page
                                                                           ----

                                      ARTICLE I

                                      The Offer

SECTION 1.01.  The Offer.................................................... 2
SECTION 1.02   Company Actions.............................................. 4


                                      ARTICLE II

                                      The Merger

SECTION 2.01.  The Merger................................................... 5
SECTION 2.02.  Closing...................................................... 6
SECTION 2.03.  Effective Time............................................... 6
SECTION 2.04.  Effects of the Merger........................................ 6
SECTION 2.05.  Articles of Incorporation and By-laws........................ 6
SECTION 2.06.  Directors.................................................... 7
SECTION 2.07   Officers..................................................... 7


                                     ARTICLE III

                   Effect of the Merger on the Capital Stock of the
                  Constituent Corporations; Exchange of Certificates


SECTION 3.01.  Effect on Capital Stock...................................   7
               (a) Capital Stock of Sub..................................   7
               (b) Cancelation of Parent Owned Stock.....................   7
               (c) Conversion of Shares..................................   7
               (d) Shares of Dissenting Shareholders.....................   8
               (e) Withholding Tax.......................................   8
SECTION 3.02.  Exchange of Certificates..................................   8
               (a) Paying Agent..........................................   8
               (b) Exchange Procedure....................................   9
               (c) No Further Ownership Rights in Shares.................   9
               (d) No Liability..........................................  10


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                                                                 Contents, p. 2

                                                                           Page
                                                                           ----

                                      ARTICLE IV

                    Representations and Warranties of the Company

SECTION 4.01.  Organization..............................................  10
SECTION 4.02.  Subsidiaries..............................................  11
SECTION 4.03.  Capitalization............................................  11
SECTION 4.04.  Authority.................................................  12
SECTION 4.05.  Consents and Approvals; No Violations.....................  12
SECTION 4.06.  SEC Reports and Financial Statements......................  13
SECTION 4.07.  Absence of Certain Changes or Events......................  14
SECTION 4.08.  No Undisclosed Liabilities................................  15
SECTION 4.09.  Information Supplied......................................  15
SECTION 4.10.  Benefit Plans; Employees and Employment Practices.........  15
SECTION 4.11.  Contracts.................................................  17
SECTION 4.12.  Litigation................................................  18
SECTION 4.13.  Compliance with Applicable Law............................  18
SECTION 4.14.  Tax Matters...............................................  19
SECTION 4.15.  State Takeover Statutes...................................  21
SECTION 4.16.  Brokers; Schedule of Fees and Expenses....................  21
SECTION 4.17.  Opinion of Financial Advisor..............................  21
SECTION 4.18.  Intellectual Property.....................................  22


                                      ARTICLE V

                            Representations and Warranties
                                  of Parent and Sub

SECTION 5.01.  Organization..............................................  24
SECTION 5.02.  Authority.................................................  24
SECTION 5.03.  Consents and Approvals; No Violations.....................  25
SECTION 5.04.  Information Supplied......................................  25
SECTION 5.05.  Interim Operations of Sub.................................  26
SECTION 5.06.  Brokers...................................................  26
SECTION 5.07.  Financing.................................................  26


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                                                                 Contents, p. 3


                                                                           Page
                                                                           ----

                                      ARTICLE VI

                                      Covenants

SECTION 6.01.  Covenants of the Company..................................  26
               (a) Ordinary Course.......................................  27
               (b) Dividends; Changes in Stock...........................  27
               (c) Issuance of Securities................................  27
               (d) Governing Documents...................................  27
               (e) No Acquisitions.......................................  27
               (f) No Dispositions.......................................  28
               (g) Indebtedness..........................................  28
               (h) Advice of Changes; Filings............................  28
               (i) Tax Matters...........................................  28
               (j) Capital Expenditures..................................  29
               (k) Discharge of Liabilities..............................  29
               (l) Material Contracts....................................  29
               (m) Benefits Changes......................................  29
               (n) General...............................................  29
SECTION 6.02.  No Solicitation...........................................  30
SECTION 6.03.  Other Actions.............................................  32

                                     ARTICLE VII

                                Additional Agreements

SECTION 7.01.  Shareholder Approval; Preparation of
                Proxy Statement..........................................  32
SECTION 7.02.  Access to Information.....................................  33
SECTION 7.03.  Reasonable Efforts........................................  34
SECTION 7.04.  Company Stock Options.....................................  34
SECTION 7.05.  Directors.................................................  36
SECTION 7.06.  Fees and Expenses.........................................  37
SECTION 7.07.  Indemnification...........................................  37
SECTION 7.08.  Certain Litigation........................................  38


                                     ARTICLE VIII

                                      Conditions

SECTION 8.01.  Conditions to Each Party's Obligation To
                 Effect the Merger.......................................  39
               (a) Company Shareholder Approval..........................  39
               (b) No Injunctions or Restraints..........................  39
               (c) Purchase of Shares....................................  39


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                                                                 Contents, p. 4


                                                                           Page
                                                                           ----

                                      ARTICLE IX

                              Termination and Amendment

SECTION 9.01.  Termination...............................................  39
SECTION 9.02.  Effect of Termination.....................................  41
SECTION 9.03.  Amendment.................................................  41
SECTION 9.04.  Extension; Waiver.........................................  41


                                      ARTICLE X

                                    Miscellaneous

SECTION 10.01. Nonsurvival of Representations, Warranties
                  and Agreements........................................  42
SECTION 10.02. Notices..................................................  42
SECTION 10.03. Interpretation...........................................  43
SECTION 10.04. Counterparts.............................................  44
SECTION 10.05. Entire Agreement; No Third Party Beneficiaries...........  44
SECTION 10.06. Governing Law............................................  44
SECTION 10.07. Publicity................................................  44
SECTION 10.08. Assignment...............................................  44
SECTION 10.09. Enforcement..............................................  45

EXHIBIT A   -      Conditions of the Offer

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                   AGREEMENT AND PLAN OF MERGER dated as of December 18, 1997, among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), HOOSIER ACQUISITION CORP., an Indiana corporation and a wholly owned subsidiary of Parent ("Sub"), and SOFTWARE ARTISTRY, INC., an Indiana corporation (the "Company").


         WHEREAS, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock"; the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), at a purchase price (the "Offer Price") of $24.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and recommending that holders of Shares accept the Offer;

         WHEREAS, the merger of Sub with the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Parent and, if applicable, Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive in cash the price per share paid in the Offer, has been authorized by all necessary corporate action on behalf of Parent and Sub and has been adopted by the Board of Directors of the Company;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Sub and certain shareholders of the Company are entering into a Shareholder Agreement (the "Shareholder Agreement") pursuant to which such shareholders have, among other things, agreed to sell all such shareholders' Shares to Sub at the price per Share paid in the Offer, upon the terms and subject to the conditions set forth in the Shareholder Agreement; and the Shareholder Agreement has been approved by the Board of Directors of the Company;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent and certain shareholders of the Company who are employed by the Company are entering into


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Noncompetition Agreements (the "Noncompetition Agreements") pursuant to which such shareholders have, among other things, agreed to not have any Relationship (as defined in the Noncompetition Agreements) with certain third parties during the Noncompetition Period (as defined in the Noncompetition Agreements); and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                      ARTICLE I

                                      The Offer

         SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its reasonable discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) extend the

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Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the
"Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Sub with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub agree to provide the Company

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and its counsel any comments Parent, Sub or their counsel may receive from the
SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions adopting this Agreement and authorizing the Company to execute and deliver the Shareholder Agreement, approving the Offer and the Merger (and effecting the other actions referred to in Section 4.15), determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the
Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such

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information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws.
Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.


                                      ARTICLE II

                                      The Merger

         SECTION 2.01.  The Merger.  Subject to the last two sentences of this
Section 2.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL"), Sub shall be merged with and into the Company at


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the Effective Time (as defined in Section 2.03).  Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for and assume all of the rights and obligations of Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue,
New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the IBCL and shall make all other filings or recordings required under the IBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Indiana Secretary of State, or at such other time as Sub and the Company shall agree and shall be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

         SECTION 2.05. Articles of Incorporation and By-laws. (a) The Third Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation,


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until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of the Company, as amended and restated and as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                     ARTICLE III

                  Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

         SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

         (b) Cancelation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.01(b) and Shares owned by any subsidiary of the Company, Parent (other than Sub) or Sub) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each


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    holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

         (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, if the Merger is not effected pursuant to
    Section 23-1-40-4 of the IBCL, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who does not vote to approve the Merger and complies with all the provisions of the IBCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as defined in the IBCL) for their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the IBCL. If, after the Effective Time, such Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the IBCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and
    (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         (e) Withholding Tax. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

         SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates formerly representing Shares as part of the Merger pursuant to Section 3.01 (it being understood that any and all interest


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earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

         (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

         (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration

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of transfers on the stock transfer books of the Surviving Corporation of the
Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

         (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.


                                      ARTICLE IV

                    Representations and Warranties of the Company

         Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

         SECTION 4.01. Organization. The Company and each of its Significant Subsidiaries (as defined in Section 10.03) is a corporation duly organized, validly existing and in good standing (to the extent the jurisdiction recognizes such concept) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and


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

correct copies of its Third Amended and Restated Articles of Incorporation and By-laws, as amended and restated and the articles of incorporation and by-laws (or similar organizational documents) of its Significant Subsidiaries.

         SECTION 4.02. Subsidiaries. Schedule 4.02 lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 10,000,000 Shares. At the close of business on December 17, 1997, (i) 7,085,433 Shares were issued and outstanding and (ii) 1,726,205 Shares were reserved for issuance upon exercise of options to purchase Shares ("Company Stock Options"). Except as set forth above, as of the close of business on December 17, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

         SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, if the Merger is not effected pursuant to Section 23-1-40-4 of the IBCL, the approval of this Agreement by the holders of a majority of the Shares (the "Company Shareholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Shareholder Approval (if required)). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy statement relating to the Company Shareholder Approval, if required (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the IBCL, Section 23-2-3.1 et seq. of the Indiana Code or the laws of other states in which the Company is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the Third Amended and Restated Articles of Incorporation or By-laws, as amended and restated, of the Company or any of the similar organizational documents of any of its Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Company or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iv) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

         SECTION 4.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC

Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 1996, the Company and its subsidiaries have conducted their respective business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 10.03) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, repurchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation (including in connection with promotions), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as required under employment, severance or termination agreements in effect as of December 31, 1996, or
(z) except employment or consulting agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment or consulting agreement, with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (vi) any revaluation by the Company of any of its material assets,

(vii) any material change in accounting methods, principles or practices by the Company or (viii) (A) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 4.18) or rights thereto other than sales or licenses of its products to customers in the ordinary course of business consistent with past practice or
(B) any amendment or consent with respect to any licensing or other agreement described in clause (A) above.

         SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

         SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

         SECTION 4.10.  Benefit Plans; Employees and Employment Practices.
(a) Except as disclosed in the Company Filed SEC Documents, since December 31, 1996, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its subsidiaries of any Benefit Plan (as defined in Section 4.10(b)). Except as disclosed in the Company Filed SEC Documents, there exist no employment or consulting agreements, or any other similar arrangements or understandings (whether or not in writing), between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

         (b) Schedule 4.10(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, fringe benefit, excess benefit, supplemental executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement or other material employee benefit plan, policy, agreement, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any entity that is or required under Section 414 of the Code to be treated with the Company as a single employer (an "ERISA Affiliate") or with respect to which the Company or any ERISA Affiliate could have any liability (collectively, the "Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and each employment and consulting agreement, arrangement or understanding between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries, (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each Benefit Plan, (v) each trust agreement and group annuity contract relating to any Benefit Plan, and (vi) the most recent determination letter, if any, issued with respect to such Benefit Plan.

         (c) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws. No event has occurred and to the knowledge of the Company there exists no condition or set of conditions in connection with the Benefit Plans that, individually or in the aggregate, could have a material adverse effect on, or give rise to material liability to, the Company or any ERISA Affiliate under ERISA, the Code or any other applicable law.

         (d) Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the knowledge of the Company, no circumstances exist that would adversely affect the qualification of any such Pension Plan.

         (e)  No Benefit Plan is subject to Title IV of ERISA.

         (f) Each Benefit Plan may be amended or terminated without material liability to the Company or any ERISA Affiliate.

         (g) The Company has previously delivered to Parent a list which sets forth the names of all current officers, directors and employees of the Company and each of its subsidiaries, together with each employee's current salary and date of employment.

         (h) (i) There are no material controversies, strikes, work stoppages or disputes pending or threatened between the Company or any of its subsidiaries and any current or former employees, (ii) no labor union or other collective bargaining unit represents or has ever represented any employee of the Company or any of its subsidiaries with respect to employment by the Company or such subsidiary and (iii) no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee.

         SECTION 4.11.  Contracts.  Except as disclosed in the Company Filed
SEC Documents and except for Contracts that have previously been delivered to Parent, there are no Contracts that are material to the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation or breach of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation or breach of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company.

         SECTION 4.12. Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding Order that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

         SECTION 4.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.
The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Filed SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any Law, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

         SECTION 4.14.  Tax Matters.

         (a) The Company and each of its subsidiaries has timely filed all federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other material tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has timely paid (or the Company has paid on its subsidiaries' behalf) all taxes due with respect to the taxable periods covered by such returns and reports and all other material taxes (as defined below), and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

         (b) No federal, state or local, domestic or foreign, income or franchise tax return or report or any other material tax return or report of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid. No material issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. No federal, state or local, domestic or foreign, tax return or report of the Company or any of its subsidiaries has ever been under audit or examination by the Internal Revenue Service or other relevant taxing authority, except for federal income tax examinations for 1994 and 1995 and Indiana tax examinations for 1993, 1994 and 1995. The relevant statute of limitations is closed with respect to the U.S. federal tax returns of the Company and its subsidiaries for all years through 1993.

         (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

         (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

         (e) Neither the Company nor any of its subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

         (f) Neither the Company nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

         (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any Benefit Plan or other compensation arrangement currently in effect.

         (h) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

         (i) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic and foreign) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

         (j) As used in this Agreement, "taxes" shall include all federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto.

         SECTION 4.15. State Takeover Statutes. The Board of Directors of the Company has (i) adopted a by-law providing that Chapter 42 of the IBCL does not apply to control share acquisitions of Shares and (ii) adopted this Agreement and approved the Offer, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement, and such adoptions and approvals are sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement the provisions of Chapters 42 and 43 of the IBCL. To the best knowledge of the Company, no other state takeover statute (other than Section 23-2-3.1 et seq. of the IBCL) or similar Law applies or purports to apply to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement or any of the transactions contemplated by this Agreement or the Shareholder Agreement.

         SECTION 4.16. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Broadview Associates, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 4.17. Opinion of Financial Advisor. The Company has received the opinion of Broadview Associates, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

         SECTION 4.18. Intellectual Property. (a) The Company has provided Parent with true and correct copies of all Contracts relating to Intellectual Property to which the Company or any of its subsidiaries is a party except that, with respect to employee confidentiality agreements, the Company has provided Parent with a specimen of the form of agreement signed by all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of computer software or other Intellectual Property of the Company or any of its subsidiaries.

         (b) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not have a material adverse effect on the Company:

         (1) the Company and each of its subsidiaries owns, or is licensed or otherwise has the right to use (in each case, clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

         (2) there is no suit, claim, action, investigation or proceeding pending or, to the best knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or otherwise used by the Company or any of its subsidiaries;

         (3) to the best knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by, licensed to and/or otherwise used by the Company or any of its subsidiaries;

         (4) none of the former or current members of management or key personnel of the Company or any of its subsidiaries, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of computer software or other Intellectual Property of the Company or any of its subsidiaries, has asserted or threatened in writing any claim against the Company or any of its subsidiaries in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property of the Company or any of its subsidiaries and to the best knowledge of the Company no basis exists for any such claim;

         (5) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation, breach or default (with or without notice or lapse of time or both) under, or give rise to any right, license or Lien relating to, Intellectual Property owned by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries now has or has had any Contract with any third party, or any right of termination, cancelation or acceleration of any material Intellectual Property right or obligation set forth in any agreement to which the Company or any of its subsidiaries is a party, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right;

         (6) no licenses or rights have been granted to distribute the source code of, or to use the source code to create Derivative Works (as hereinafter defined) of, any product currently marketed by, commercially available from or under development by the Company or any of its subsidiaries other than applications source code written in SA-Script (formerly known as KML); and

         (7) the Company and each of its subsidiaries has taken reasonable and necessary steps to protect its Intellectual Property and their rights thereunder, and to the best knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its subsidiaries.

         As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

         (c) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.


                                      ARTICLE V

                            Representations and Warranties
                                  of Parent and Sub

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

         SECTION 5.02. Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and


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


performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms.

         SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the IBCL or the laws of other states in which Parent is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or By-laws of Parent and Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any Order or Law applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer and/or the Merger.

         SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

         SECTION 5.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

         SECTION 5.07. Financing. Parent has sufficient funds available to purchase, or to cause Sub to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.


                                      ARTICLE VI

                                      Covenants

         SECTION 6.01. Covenants of the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or except to the extent that Parent shall otherwise consent in writing):

         (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

         (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

         (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Shares
(i) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and
(ii) in accordance with the terms of the Software Artistry, Inc. 1996 Employee Stock Purchase Plan as in effect on the date of this Agreement.

         (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles of incorporation or by-laws (or similar organizational documents).

         (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
(ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice.

         (f) No Dispositions. Other than sales or licenses of its products in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

         (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company.

         (h) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, as reasonably requested by Parent, report on operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         (i) Tax Matters. The Company shall not make any tax election that would have a material adverse effect on the tax liability or tax attributes of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return, and shall take such positions or make such elections as the Company and Parent shall jointly agree.

         (j) Capital Expenditures. Except as set forth on Schedule 6.01(j), neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures which capital expenditures would exceed $100,000 in the aggregate.

         (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

         (l) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material Contract to which the Company or such subsidiary is a party, (ii) waive, release or assign any material rights or claims or
(iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or such subsidiary is a party.

         (m) Benefits Changes. The Company shall not, and shall not permit any of its subsidiaries to, (i) increase the compensation or benefits of any director, officer or employee, except for increases in the ordinary course that are consistent with past practice, (ii) adopt any amendment to a Benefit Plan that materially increases the cost thereof, (iii) enter into any employment or consulting agreement with any director, officer or employee or (iv) accelerate the payment of compensation or benefits to any director, officer or employee.

         (n) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.